EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-196586; and Forms S-8, No. 333-129877, No. 333-151969, No. 333-153126, No. 333-160164, No. 333-160354, No. 333-186358, No. 333-192780, No. 333-192781, No. 333-196588 and No. 333-197709) of Brookdale Senior Living Inc. of our reports dated February 24, 2015 with respect to the consolidated financial statements and schedule of Brookdale Senior Living Inc. and the effectiveness of internal control over financial reporting of Brookdale Senior Living Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois
24 February 2015